Exhibit (d)

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

Effective date March 4, 2025

WHEREAS, Coller Private Credit Secondaries (the “Fund”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Fund is permitted to rely on an exemptive order from the U.S. Securities and Exchange Commission (“SEC”) to offer multiple classes of shares, subject to the condition that the Fund will comply with Rule 18f-3 under the Investment Company Act as if the rule applies to a closed-end investment company;1

WHEREAS, the Fund now desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act (this “Plan”); and

WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of the Plan is in the best interests of each class individually and the Fund as a whole; and

WHEREAS, the Fund employs Coller Private Market Secondaries Advisors, LLC (“Adviser”) as its investment adviser and Paralel Distributors LLC (“Distributor”) as its distributor.

NOW, THEREFORE, the Fund hereby adopts this Plan on the following terms and conditions:

1. Features of the Classes. The Fund is authorized to issue from time to time its common shares of beneficial interest in the following classes: Class I; Class S; and Class D. Shares of each Class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses applicable to it, as defined in Section 6(b) below; and (c) each Class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, shares of each Class of the Fund shall have the features described herein.

2. Distribution and Servicing Plan. The Fund has adopted a Distribution and Servicing Plan with the Distributor with respect to Class S Shares and Class D Shares of the Fund in accordance with Rule 12b-1 under the Investment Company Act. Under the Distribution and Servicing Plan, the Fund may pay the Distributor a fee at the rates set forth in the Distribution and Service Plan for arranging to provide the shareholder services described in the Distribution and Servicing Plan (“Services”) to Fund shareholders. The Distributor may subcontract for the performance of one or more of the Services with persons who provide Services for Fund shareholders, including, without limitation, affiliated persons (or affiliated persons of affiliated persons) of the Fund (each a “Subcontractor”). Pursuant to the Distribution and Servicing Plan, the Fund pays the Distributor a monthly fee at the rates set forth in the Distribution and Servicing Plan that differ with respect to each Class. The Distributor may pay Subcontractors directly for Services they provide out of its fee. In addition, a portion of such amount may be paid for account maintenance and personal service to shareholders within the meaning of FINRA Rule 2341.

[1]	In the Matter of Coller Secondaries Private Equity Opportunities Fund, and Coller Private Market Secondaries Advisors, LLC, Inv. Co. Act of 1940 Release No. IC- 35156.

3. Exchange Privileges. To the extent permitted in the Fund’s current prospectus, shares of the Fund may also be exchanged directly for shares of another Class of the Fund, subject to any applicable sales charge. An investor may exchange each Class of shares of a Fund for shares of the same Class of any other fund advised by the Adviser or an affiliate thereof (if available) that offers that Class based on the respective NAVs of the shares involved, subject to any repurchase fee and/or early withdrawal charges, as disclosed in the Fund’s current prospectus.

4. Repurchase Fees and Early Withdrawal Charges. Each Class of shares of the Fund may assess repurchase fees and/or early withdrawal charges upon the repurchase of Fund shares in such amounts and under such conditions as determined by the Board of Trustees and as disclosed in the Fund’s current prospectus and shall be subject to such reductions or waivers as are disclosed in the Fund’s current prospectus.

5. Eligibility Requirements. Each Class of shares of the Fund shall be offered subject to the eligibility requirements and minimum initial or subsequent investment amount for the applicable Class of shares set forth in the prospectus from time to time.

6. Allocations, Income and Expenses.

a. The gross income and realized and unrealized capital gains of the Fund shall generally be allocated to each Class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses (as defined below) which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of the Fund. These expenses include expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel; advisory fees; custodial fees; or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Expenses attributable to a particular Class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a Distribution and Service Plan and/or shareholder services agreement (such as the Distribution and Service Plan and Servicing Plan); (ii) transfer agent fees attributable to a specific Class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific Class; (iv) Blue Sky share registration or qualification fees incurred by a Class; (v) SEC registration fees incurred by a Class; (vi) the expense of administrative personnel and services to support the shareholders of a specific Class; (vii) litigation or other legal expenses relating solely to one Class; and (viii) Directors’ fees incurred as a result of issues relating to one Class.

Therefore, expenses of the Fund shall be apportioned to each Class of shares depending on the nature of the expense item. Fund Expenses will be allocated among the Classes of shares based on their relative net asset values. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it shall be charged to the Fund for allocation among Classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one Class of shares shall not be so allocated until approved by the Board of Trustees of the Fund in light of the requirements of the Investment Company Act and the Internal Revenue Code of 1986, as amended.

7. Dividends/Distributions. The Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the prospectus.

8. Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Adviser or any other service provider to the Fund without the prior approval of the Board of Trustees.

9. Effectiveness of Plan. This Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the Investment Company Act).

10. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 10 hereof.

11. Limitation of Liability. The Trustees and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustees or shareholders.